SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934
                       (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sect. 240.14a-11(c) or Sect.
240.14a-12
                    FRANKLIN RESOURCES, INC.
        (Name of Registrant as Specified In Its Charter)

 .................................................................
   (Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2), or
14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction
applies:.........................................................

    2) Aggregate number of securities to which transaction
applies:.........................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was
determined):.....................................................

    4) Proposed maximum aggregate value of transaction:
    .............................................................

    5) Total fee paid:...........................................

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:...................................
    2) Form, Schedule or Registration Statement No.:.............
    3) Filing Party:.............................................
    4) Date Filed:...............................................

                       FRANKLIN RESOURCES, INC.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          ON JANUARY 25, 1996


To the Stockholders of Franklin Resources, Inc.:

  Notice is hereby given that the Annual Meeting of Stockholders of FRANKLIN RESOURCES, INC. (the "Company") will be held at 10:00 a.m., Pacific Standard Time, on January 25, 1996 at the offices of the Company, 777 Mariners Island Boulevard, San Mateo, California 94404. At this meeting, the stockholders of the Company will consider and vote on:

  1. The election of nine (9) directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

  2. The ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants for the current fiscal year ending September 30, 1996.

  3. The transaction of such other business as properly may come before the Meeting or any adjournments or postponements thereof.

  Stockholders of record at the close of business on December 18, 1995 are entitled to notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof. Each holder of shares of the Company's Common Stock is entitled to one (1) vote for each share of Common Stock held on the record date.

                                 By Order of the Board of Directors


                                 Harmon E. Burns

                                 Secretary


December 29, 1995
San Mateo, California

IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AT THE MEETING, PLEASE EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                            PROXY STATEMENT

                       FRANKLIN RESOURCES, INC.

                       777 Mariners Island Blvd.

                      San Mateo, California 94404

  This Proxy Statement and the accompanying Notice of Annual Meeting are furnished in connection with the solicitation by the Board of Directors of Franklin Resources, Inc., a Delaware corporation (the "Company"), of the accompanying proxy, to be voted at the Annual Meeting of Stockholders to be held at the offices of the Company, 777 Mariners Island Boulevard, San Mateo, California, on January 25, 1996, at 10:00 a.m. Pacific Standard Time and at any and all adjournments or postponements thereof. A proxy may be revoked by a stockholder prior to its exercise in any of three ways: by written notice to the Secretary of the Company; by submission of another proxy bearing a later date; or by voting in person at the Annual Meeting. Revocation by notice to the Secretary of the Company or by submission of a later proxy will not affect a vote on any matter which is taken prior to the receipt of the notice or later proxy by the Company. The mere presence at the Annual Meeting of the stockholder appointing the proxy will not revoke the appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein and FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants. These proxy materials are being mailed on or about December 26, 1995 to stockholders of record of the Company's $0.10 par value Common Stock on December 18, 1995.

  This solicitation is being made by the Company. All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited personally by officers, directors and other employees of the Company by telephone, electronic mail or fax without additional compensation. The Company will also use a service agent to request brokerage houses, custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of the shares held of record by such persons and will reimburse such persons, the Company's transfer agent, and the service agent for their reasonable out-of-pocket expenses in forwarding such materials. The Company's transfer agent and the service agent are paid for their services pursuant to a standard fee schedule.

  The Company's Annual Report for its fiscal year ended September 30, 1995, including financial statements, has been sent or is being sent together with this Proxy Statement to all stockholders of record as of the record date for the Annual Meeting. Such financial statements and the Annual Report do not form any part of this proxy soliciting material.

                           VOTING SECURITIES

  Stockholders of record at the close of business on December 18, 1995 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each holder of shares of the Company's $0.10 par value Common Stock, (the "Common Stock"), is entitled to one (1) vote for each share of Common Stock held on the Record Date.

  On December 15, 1995, 80,069,767 shares of Common Stock were outstanding. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum.

  Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on each matter is required for the approval of the ratification of the appointment of Coopers & Lybrand L.L.P. An abstention with respect to the ratification of the appointment of Coopers & Lybrand L.L.P. will be counted as present for purposes of determining the existence of a quorum and will have the practical effect of a negative vote as to that proposal. The New York Stock Exchange (the "NYSE") determines whether brokers that do not receive instructions will be entitled to vote on the proposals contained in this Proxy Statement. In the event of a broker non-vote with respect to any issue coming before the meeting, such shares will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed as present and entitled to vote as to that issue for the purpose of determining the total number of shares of which a majority is required for adoption.

  The following persons are known by the Company as of December 15, 1995 to be beneficial owners of more than five percent (5%) of its total outstanding Common Stock.

  Name and Address of     Amount and Nature of        Percent of
  Beneficial Owner(a)     Beneficial Ownership   Voting Securities(f)

Charles B. Johnson            16,087,186(b)             20.1%
Rupert H. Johnson, Jr.        12,811,837(c)             16.0%
R. Martin Wiskemann            7,951,273(d)              9.9%
Hellman-Friedman Group         4,721,435(e)              5.6%

  (a) The address of Messrs. C. B. Johnson, R. H. Johnson, Jr. and R.
M. Wiskemann is: c/o Franklin Resources, Inc., 777 Mariners Island Blvd., San Mateo, CA 94404. The address of the Hellman-Friedman Group is One Maritime Plaza, 12th Fl., San Francisco, CA 94111.


  (b) Includes 14,399,750 shares held directly and 1,506,225 shares held in an IRA account for which Mr. C. B. Johnson holds sole voting and investment power. Also includes 181,211 shares of which Mr. C. B. Johnson disclaims beneficial ownership, held by a private foundation of which Mr. C. B. Johnson is a trustee.

  (c) Includes 11,947,449 shares held directly and 768,415 shares held in an IRA account for which Mr. R. H. Johnson, Jr. holds sole voting and investment power. Also includes 85,945 shares of which Mr.
R. H. Johnson, Jr. disclaims beneficial ownership, held by a private foundation of which Mr. R. H. Johnson, Jr. is a trustee and 1,124 shares held by a member of Mr. R. H. Johnson, Jr.'s immediate family, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership. Also includes a total of 8,904 shares of unvested restricted stock granted in 1993 and 1994 under the Company's Universal Stock Plan (the "Stock Plan"). Does not include 6,006 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1995 and pursuant to the Company's Annual Incentive Compensation Plan (the "Incentive Plan") as described in the Summary Compensation Table elsewhere herein. Upon issuance, Mr. R. H. Johnson, Jr. is entitled to receive dividends and vote such 6,006 restricted shares; however, such shares are still subject to vesting requirements.

  (d) Includes 7,481,627 shares held directly and 468,560 shares held in an IRA account for which Mr. Wiskemann holds sole voting and investment power. Also includes 1,086 shares of unvested restricted stock granted in 1994 under the Stock Plan and pursuant to the Incentive Plan.

  (e) Represents shares which may be acquired within sixty (60) days through the exercise of an option held by a group consisting of Hellman & Friedman Capital Partners II, L.P.; Hellman & Friedman Investors L.P.; Hellman & Friedman Investors, Inc.; H & F Orchard Partners, L.P.; H & F Orchard Investors, L.P.; H & F Orchard Investors, Inc.; H & F International Partners, L.P.; H & F International Investors L.P.; H & F International Investors, Inc.; F. Warren Hellman; Tully M. Friedman; Magellan Pte. Ltd. and Government of Singapore Investment Corporation (collectively, the "Hellman-Friedman Group"). Percentages assume the exercise of options for 4,721,435 shares and a concomitant increase of outstanding shares to 84,791,202 for calculation of the Hellman-Friedman Group percentage only. Mr. F. Warren Hellman, a director of the Company, disclaims beneficial ownership of such shares.

  (f) Except with respect to the Hellman-Friedman Group's percentage ownership as described in footnote (e) above, percentages are calculated based upon 80,069,767 shares issued and outstanding on December 15, 1995 and do not include any restricted shares not yet issued as of December 15, 1995 under incentive compensation arrangements described in the Summary Compensation Table elsewhere herein.



                   SECURITY OWNERSHIP OF MANAGEMENT

  The following information with respect to the outstanding shares of Common Stock beneficially owned by each director, each executive officer named in the Summary Compensation Table, each nominee for director and all directors, nominees and executive officers as a group, is furnished as of December 15, 1995:

                                  Amount and
                                  Nature of
                                  Beneficial           Percent of
           Name                  Ownership(a)           Class(a)

Harmon E. Burns                  1,126,600(b)            1.4%
Martin L. Flanagan                 217,557(c)             - %(j)
Judson R. Grosvenor              1,188,712(d)            1.5%
F. Warren Hellman                3,147,623(e)            3.8%(e)
Charles B. Johnson              16,087,186(f)           20.1%
Charles E. Johnson                 244,004(g)             - %(j)
Rupert H. Johnson, Jr.          12,811,837(h)           16.0%
Harry O. Kline                       -0-                  - %(j)
Peter M. Sacerdote                   -0-                  - %(j)
Louis E. Woodworth                 669,976(i)             - %(j)
Directors   and  Executive
Officers   as   a    Group
(consisting of 19 persons)      35,966,182(e)           43.2%(e)

  (a) Represents ownership as of December 15, 1995. Does not include 55,309 restricted, but not yet issued, shares granted as of October 1, 1995 to the executive officers under the Stock Plan and pursuant to the Incentive Plan. Upon issuance, all restricted stockholders have the right to vote and receive dividends on all restricted shares. Does not include beneficial ownership of 7,951,273 shares by R. Martin Wiskemann, a principal shareholder of the Company (but not an executive officer) and a director and officer of certain subsidiaries of the Company.

  (b) Includes 830,548 shares held directly and 259,482 shares held in an IRA account for which Mr. Burns holds sole voting and investment power. Also includes 27,666 shares of which Mr. Burns disclaims beneficial ownership, held by a private foundation of which Mr. Burns is a trustee. Also includes a total of 8,904 shares of unvested restricted stock granted in 1993 and 1994 under the Stock Plan. Does not include 5,985 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1995 and pursuant to the Incentive Plan as described in the Summary Compensation Table elsewhere herein.

  (c) Includes 142,674 shares held directly for which Mr. Flanagan holds sole voting and investment power and 60,047 restricted shares granted in connection with the acquisition by the Company of the assets of Templeton, Galbraith & Hansberger Ltd. (hereinafter referred to as "Templeton" and the "Acquisition"). Also includes a total of 14,836 shares of restricted stock granted in 1993 and 1994 under the Stock Plan. Does not include 10,630 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1995 and pursuant to the Incentive Plan as described in the Summary Compensation Table elsewhere herein.

  (d) Includes 1,127,658 shares held directly and 6,054 shares held in an IRA account for which Dr. Grosvenor holds sole voting and investment power. Also includes 55,000 shares of which Dr. Grosvenor disclaims beneficial ownership, held in a private foundation of which Dr. Grosvenor is a trustee.

  (e) Represents shares which may be acquired within sixty (60) days through the exercise of options held by Hellman & Friedman Capital Partners II, L.P.; Hellman & Friedman Investors, L.P.; Hellman & Friedman Investors, Inc.; H & F Orchard Partners, L.P.; H & F Orchard Investors, L.P.; H & F Orchard Investors, Inc.; H & F International Partners, L.P.; H & F International Investors, L.P.; H & F International Investors, Inc.; F. Warren Hellman; and Tully M. Friedman. Does not include assumed exercise for options for 1,573,812 shares held by Magellan Pte. Ltd. and Government of Singapore Investment Corporation. For purposes of Mr. Hellman's beneficial ownership and that of executive officers and directors as a group (but not that of other executive officers and directors individually), percentages assume exercise of options for 3,147,623 shares and concomitant increase of outstanding shares to 83,217,390. Mr. Hellman disclaims beneficial ownership of such shares.

  (f) Includes 14,399,750 shares held directly and 1,506,225 shares held in an IRA account for which Mr. C. B. Johnson holds sole voting and investment power. Also includes 181,211 shares of which Mr. Johnson disclaims beneficial ownership, held by a private foundation of which Mr. Johnson is a trustee.

  (g) Includes 231,338 shares held directly for which Mr. C. E. Johnson holds sole voting and investment power. Also includes a total of 12,666 shares of restricted stock granted in 1993 and 1994 under the Stock Plan. Does not include 10,630 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1995 and pursuant to the Incentive Plan as described in the Summary Compensation Table elsewhere herein.

  (h) Includes 11,947,449 shares held directly and 768,415 shares held in an IRA account for which Mr. R. H. Johnson, Jr. holds sole voting and investment power. Also includes 85,945 shares of which Mr.
R. H. Johnson, Jr. disclaims beneficial ownership, held by a private foundation of which Mr. R. H. Johnson, Jr. is a trustee and 1,124 shares held by a member of Mr. R. H. Johnson, Jr.'s immediate family, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership. Also includes a total of 8,904 shares of restricted stock granted in 1993 and 1994 under the Stock Plan. Does not include 6,006 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1995 and pursuant to the Incentive Plan as described in the Summary Compensation Table elsewhere herein.

  (i) Includes 372,280 shares held directly and 297,696 shares held in an IRA account for which Mr. Woodworth holds sole voting and investment power.

  (j) Represents less than 1% of class.

                   PROPOSAL 1: ELECTION OF DIRECTORS

  The following nine (9) persons have been nominated for election as directors of the Company to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Unless authority to do so is withheld, the persons named as proxies intend to vote in favor of the election of said nominees. The voting requirements for approval of this proposal are more particularly described under "Voting Securities" elsewhere herein.

                                                                 Dir-
                              Principal Occupation During Last   ector
         Name           Age              Five Years              Since

Charles B. Johnson      62   President, Chief Executive Officer  1969
                             and Director of the Company;
                             Chairman and Director, Franklin
                             Advisers, Inc. and
                             Franklin/Templeton Distributors,
                             Inc.; Director, Templeton
                             Worldwide, Inc., Franklin Bank,
                             and Franklin/Templeton Investor
                             Services, Inc.; officer and/or
                             director, as the case may be, of
                             most other principal domestic
                             subsidiaries of the Company;
                             director, trustee or managing
                             general partner, as the case may
                             be, of 34 of the investment
                             companies in the Franklin Group of
                             Funds and 24 of the investment
                             companies in the Templeton Family
                             of Funds, and officer of most of
                             such investment companies; and
                             Director, General Host
                             Corporation;.

Rupert H. Johnson, Jr.  55   Executive Vice President and        1969
                             Director of the Company; Director
                             and President, Franklin Advisers,
                             Inc.; Director and Executive Vice
                             President, Franklin/Templeton
                             Distributors, Inc.; Director,
                             Franklin/Templeton Investor
                             Services, Inc., Templeton
                             Worldwide, Inc., and Franklin
                             Bank; officer and/or director, as
                             the case may be, of most other
                             principal domestic subsidiaries of
                             the Company; director, trustee or
                             managing general partner, as the
                             case may be, of 34 of the
                             investment companies in the
                             Franklin Group of Funds and 6 of
                             the investment companies in the
                             Templeton Family of Funds, and
                             officer of all of the investment
                             companies in the Franklin Group of
                             Funds.

Judson R. Grosvenor,    74   Prior to 1979, a vice president of  1971
LHD                          the Company and regional sales
                             manager of Franklin/Templeton
                             Distributors, Inc.; also, formerly
                             a partner in a member firm of the
                             NYSE and an allied member of the
                             NYSE. Over 30 years experience in
                             the investment industry. Also
                             engaged in the hotel industry as a
                             developer, builder, and operator.

Louis E. Woodworth      62   Private investor. President,        1981
                             Alpine Corp.(private investments)

Harry O. Kline          68   Prior to 1988, a vice president     1990
                             and regional sales manager of
                             Franklin/Templeton Distributors,
                             Inc. Over 40 years experience in
                             the investment industry.

Harmon E. Burns         50   Executive Vice President, Director  1991
                             and Secretary of the Company;
                             Executive Vice President, Franklin
                             Advisers, Inc. and
                             Franklin/Templeton Distributors,
                             Inc.; Director, Templeton
                             Worldwide, Inc.,
                             Franklin/Templeton Investor
                             Services, Inc., and Franklin Bank;
                             officer and/or director, as the
                             case may be, of most other
                             principal domestic subsidiaries of
                             the Company; director, trustee or
                             managing general partner, as the
                             case may be, of 11 of the
                             investment companies in the
                             Franklin Group of Funds and 6 of
                             the investment companies in the
                             Templeton Family of Funds, and
                             officer of all of the investment
                             companies in the Franklin Group of
                             Funds.

F. Warren Hellman       61   Partner, Hellman & Friedman         1992
                             (private equity investments);
                             Director and General Partner,
                             Matrix Partners; Director,
                             American President Companies,
                             Ltd.; Levi Strauss Associates,
                             Inc.; and Williams-Sonoma, Inc.

Peter M. Sacerdote      58   Limited Partner and Chairman of     1993
                             the Investment Committee of the
                             Goldman Sachs Group, L.P.
                             (investment banking) and G.S.
                             Capital Partner, L.P. (merchant
                             banking fund). Formerly, General
                             Partner of Goldman Sachs Group,
                             L.P.; Director, Weis Markets,
                             Inc.; and Qualcomm, Inc.

Charles E. Johnson      38   Senior Vice President of the        1993
                             Company; President and Director,
                             Templeton Worldwide, Inc.;
                             President, Franklin Institutional
                             Services Corporation; Senior Vice
                             President, Franklin/Templeton
                             Distributors Inc.; Chairman,
                             Franklin Agency, Inc.; Vice
                             President, Franklin Advisers,
                             Inc.; officer and/or director, as
                             the case may be, of other domestic
                             and international subsidiaries of
                             the Company; director, trustee or
                             managing general partner, as the
                             case may be, of 8 of the
                             investment companies in the
                             Franklin Group of Funds and 5 of
                             the investment companies in the
                             Templeton Family of Funds, and
                             officer of some of such investment
                             companies; employed in various
                             capacities by the Company or its
                             subsidiaries since 1985.

  Franklin Advisers, Inc., Franklin/Templeton Distributors, Inc., Franklin Bank, Franklin Agency, Inc., Franklin Institutional Services Corporation, Franklin/Templeton Investor Services, Inc. and Templeton Worldwide, Inc. are all wholly-owned subsidiaries of the Company.

  Mr. Hellman is a principal in Hellman & Friedman, which is a part of a group which purchased from the Company in connection with the Acquisition, $150,000,000 of 6.25% subordinated debentures of Templeton Worldwide, Inc., a wholly-owned subsidiary of the Company, with options attached to purchase 4,721,435 shares of Common Stock at $31.77 per share, subject to adjustments. In connection with that transaction, Hellman & Friedman Capital Partners II, L.P., one of the members of that investors group, received the right to nominate Mr. Hellman for election as a member of the Board of Directors, and the Company has agreed, to the extent permitted by law, to use its best efforts to cause Mr. Hellman to become nominated and to vote all shares for which the Company's management holds proxies or is otherwise entitled to vote in favor of the election of Mr. Hellman.

  Charles B. Johnson and Rupert H. Johnson, Jr. are brothers. Peter
M. Sacerdote is a brother-in-law of Charles B. Johnson and Rupert H. Johnson, Jr. Charles E. Johnson is the son of Charles B. Johnson and the nephew of Rupert H. Johnson, Jr. and Peter M. Sacerdote.

  During the fiscal year ended September 30, 1995, directors who are not officers of the Company received a standard fee of $6,000 per quarter, plus $2,000 per meeting attended. No additional fees are paid to directors who serve on committees of the Board. Directors of the Company, who are retired from other employment and not otherwise eligible for group health coverage under the group health plan of the Company or any other corporation by whom they are or were employed, are entitled to receive reimbursement by the Company of the cost of health insurance coverage comparable to that provided to employees of the Company. During the fiscal year ended September 30, 1995, Harry O. Kline and Louis E. Woodworth were reimbursed $1,620 and $1,632, respectively, for such expenses.

  The Company has established a policy permitting the deferral of payment of directors' fees and treatment of such deferral amounts as hypothetical investments in the Common Stock of the Company on the dates such fees would otherwise be payable to a director. Such deferral can be terminated by either the Company or a director upon ninety (90) days notice. Upon termination of such deferral, the Company is obligated to pay a director an amount equal to such hypothetical investment in the Company's Common Stock, including reinvestment of dividends, based upon the closing price on the NYSE on the date of such termination. During the fiscal year, Louis E. Woodworth elected to defer directors' fees. As of September 30, 1995, the amount accrued for Mr. Woodworth's benefit pursuant to such deferral policy based upon the 1995 Price (as hereinafter defined) of the Company's stock was $71,832.

  The Board has also adopted a policy whereby, upon reaching the age of 75, directors who are not also officers or employees of the Company will retire and not stand for re-election and will become eligible to serve as a Director Emeritus, without voting authority. Each Director Emeritus will receive such compensation from the Company as is established by the Board and will be available to provide such services to the Board as may be mutually determined. In accordance with the policy and in recognition of his services, Mr. Samuel Morse, a director of the Company from its inception until 1990, currently serves as a Director Emeritus and receives compensation equal to the compensation paid to a director who attends each meeting of the Board.

  During the fiscal year ended September 30, 1995, the following persons inadvertently failed to file in a timely manner in accordance with Section 16 of the Securities Exchange Act of 1934 the following transactions: Gordon F. Jones, a Vice President, an initial Form 3 due upon becoming an officer in March 1995 and reporting an option for 15,000 shares of Company stock; and Judson R. Grosvenor, a director, a Form 4 reporting the sale of 15,000 shares during May 1995. Both Forms were transmitted for filing by express courier one (1) day late.


Board and Committee Meetings

  The Board of Directors held five (5) meetings (exclusive of committee meetings) during the preceding fiscal year. Each director attended at least seventy-five percent (75%) of the aggregate of the total number of Board meetings and the total number of committee meetings of which each such director is a member held during such period. The Board has established an Audit Committee and a Compensation Committee. The Board does not have a nominating committee.

  The Audit Committee of the Board of Directors consists of Mr. Woodworth (Chairman) and Messrs. Grosvenor and Kline. Each of the foregoing is a director who is not employed by the Company. The Audit Committee is responsible for reviewing and helping to ensure the integrity of the Company's financial statements. The Audit Committee reviews the Company's financial statements and internal accounting controls. The Committee meets with the Company's independent accountants and reviews the scope of their audit and their report and recommendations. The Audit Committee also recommends to the Board the selection of the Company's independent accountants. The Committee met one (1) time during the preceding fiscal year.

  The Compensation Committee of the Board of Directors consists of Mr. Hellman (Chairman) and Messrs. Sacerdote and Woodworth. The Compensation Committee was established to review and set the compensation of the Chief Executive Officer, to determine the general policies and guidelines pursuant to which the compensation of the other executive officers is made and to perform other duties as assigned from time to time by the Board. The Compensation Committee also administers the Incentive Plan and the Stock Plan. The Compensation Committee met four (4) times during the preceding fiscal year.

                        EXECUTIVE COMPENSATION

                     COMPENSATION COMMITTEE REPORT

  The Company's compensation program for executive officers (including the Chief Executive Officer) consists primarily of salary and annual incentive bonuses based upon individual and Company performance. A portion of the bonuses may be paid in the form of shares of restricted stock which are vested over a several year period. For fiscal 1995, such shares were granted in equal installments over a three (3) year vesting period.

  Executive officers also participate in either a profit sharing, or a combined profit sharing and 401(k) plan, and are entitled to receive medical, life and disability insurance coverage and other corporate benefits generally available to most employees of the Company. Contributions to the Company's profit sharing plan are determined by the Board, which takes into consideration the profitability of the Company. Effective as of January 1, 1996, the Company's two different profit sharing plans will be merged and all executive officers will participate in a single plan.

  In January 1995, the salary of the Chief Executive Officer, Mr. Charles B. Johnson, was increased by five percent (5%). The Committee has determined that Mr. C. B. Johnson will continue to participate in the Incentive Plan. Bonuses paid to Mr. C. B. Johnson under this Plan depend upon both Company performance and Mr. C. B. Johnson's performance as determined annually by the Committee. The Committee has also taken into account Mr. Johnson's position as a principal shareholder of the Company in determining his compensation and in the award of a bonus to him exclusively in cash.

  The salaries of the two executive vice presidents, Rupert H. Johnson, Jr., and Harmon E. Burns were determined by the Chief Executive Officer in consultation with such individuals. Such salaries were increased five percent (5%) in January 1995. Effective January 1, 1995, the salary of Charles E. Johnson was increased by twenty-three percent (23%) and was determined by the Chief Executive Officer in consultation with the Committee. This increase was due to the increase in Mr. C. E. Johnson's responsibilities as the chief executive of Templeton Worldwide, Inc., which contributed significantly to the Company's profitability during the fiscal year. Such officers are also participants in the Incentive Plan, pursuant to which a substantial portion of their annual compensation will be dependent upon the Company's performance. A substantial portion of Mr.
C. E. Johnson's compensation was in the form of an award of stock under the Stock Plan relating to his activities in connection with the Acquisition and the integration and development of Templeton since the Acquisition. An additional portion was in the form of an award of restricted stock under the Incentive Plan, such stock to vest over a three-year period of time.

  In October 1994, Mr. Flanagan's salary was increased five percent (5%). The compensation of Mr. Flanagan for the fiscal year ended September 30, 1995 was primarily determined in accordance with his employment contract, which provided for salary, an incentive bonus plan and participation in corporate benefit plans. A substantial portion of Mr. Flanagan's incentive bonus was in the form of an award of restricted stock vesting over a three-year period under the Incentive Plan.


  Bonus payments to executive officers, including the Chief Executive Officer, are determined by the Committee under the Incentive Plan. As a general matter, the size of the pool available for such bonus payments is a percentage of pre-tax operating income of the Company, which consists of net operating income, exclusive of passive income and calculated before interest, taxes, and extraordinary items and after accrual of awards under the Plan. In determining the percentage, the Committee considers a variety of factors including the performance of the Company's stock as compared to the indices set forth in the performance graph included in this Proxy Statement; the increase in book value of the Company's common stock; the more than 200% increase of the Company's net income from the fiscal year ended September 30, 1990 to the fiscal year ended September 30, 1995; the approximate 340% increase in the market capitalization of the Company from fiscal 1990 to fiscal 1995; and the general stability of the Company's profit margin since the Acquisition. The Committee considered a number of factors, but no specific weighting was given to any particular factor in determining the percentage for the pool. The Committee also considered the continuing changes in the Company's financial and business structure as a result of the Acquisition and the successful management of such changes.

  In its review of compensation, and, in particular, in determining the amount and form of actual awards under the Plan for the Chief Executive Officer and the other executive officers, the Committee considered amounts paid to executive officers in prior years as salary, bonus and other compensation, the Company's overall performance during the prior five (5) year period, and its future objectives and challenges. Although the Committee considered a number of different individual and Company performance factors, no specific weighting was given to any such factor.

  The Committee believes that the opportunity to earn awards under the Incentive Plan motivates executive officers to achieve results. Moreover, the payment of incentive compensation in the form of stock of the Company aligns the interests of the management of the Company with those of its shareholders and further encourages them to focus on the long range growth and development of the Company.

  Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company of certain executive compensation for federal income tax purposes, applied for the first time to the Company in the fiscal year ended September 30, 1995. The Committee recognized the potential effects of Section 162(m) on the Company in determining incentive compensation awards for the year ended September 30, 1995, but believed that the compensation awards granted for such fiscal year were commensurate with the performance of the covered employees and were necessary and appropriate to meet competitive requirements.

  The Committee also considered the fact that significant portions of the compensation paid to Mr. Flanagan arose out of various contractual arrangements entered into in connection with the Templeton Acquisition and that the deductibility thereof might not be limited by Section 162(m). In addition, the Committee considered the fact that certain portions of restricted stock awards granted to Mr. C. E. Johnson related to activities in connection with the Templeton Acquisition and the subsequent integration of Templeton into the Company.

  The Committee is currently studying the feasibility of modifications to the Company's compensation structure to determine if such modifications can meet the strict deductibility requirements of
Section 162(m) and still meet the long-term business needs of the Company.


                                 Respectfully Submitted:

                                 Compensation Committee
                                 F. Warren Hellman, Chairman
                                 Peter M. Sacerdote
                                 Louis E. Woodworth


Compensation Committee Interlocks and Insider Participation

  During the fiscal year ended September 30, 1995, Goldman Sachs & Co., the parent company of which Mr. Sacerdote is a limited partner ("Goldman"), served as an agent for the sale of notes under the Company's medium-term note and commercial paper programs and received payments in connection with the sale of such commercial paper. In addition, in connection with its cash management activities, the Company entered into several swap transactions with Goldman exchanging floating rate debt for fixed rate debt. Fees paid to such investment banking firm did not exceed five percent (5%) of such firm's consolidated gross revenues for such firm's last full completed fiscal year.

Employment Contracts

  Mr. Charles B. Johnson has an employment contract with the Company pursuant to which the Company is obligated, in the event of Mr. Johnson's death or permanent disability, to pay one year's salary. Under the contract, Mr. Johnson is employed as the President and Chief Executive Officer at a salary determined from time to time by the Board of Directors, which has assigned the review of Mr. Johnson's compensation arrangements to the Compensation Committee.

  Mr. Flanagan was party to a three (3) year employment contract entered into at the time of the Acquisition (the "Flanagan Agreement") which ended on October 31, 1995 and which provided for the payment to him of annual compensation of at least $450,000. During the fiscal year ended September 30, 1995, in addition to the salary set forth in the Summary Compensation Table elsewhere herein, pursuant to the Flanagan Agreement, Mr. Flanagan was paid $192,000 in a special bonus payment and, on October 30, 1994, he received 100,000 shares of Franklin restricted stock of the Company previously issued pursuant to such agreement and valued at $26.08 per share as of the date such grant vested. The Company purchased 25,000 of such 100,000 shares from Mr. Flanagan on October 31, 1994 at $40.875 per share, the closing price of such shares on the NYSE on October 31, 1994. The Flanagan Agreement also provided for participation in an operating bonus plan. For the fiscal year ended September 30, 1995, Mr. Flanagan was paid $600,000 in bonuses under the Incentive Plan and also received a restricted stock award of 10,630 shares under the Stock Plan and such Incentive Plan as detailed in the Summary Compensation Table elsewhere herein.

                    COMPENSATION TABLES AND OTHER INFORMATION

                           SUMMARY COMPENSATION TABLE

                                                             Long-Term
                   Annual Compensation                     Compensation
                                                            Restricted
Name and Principal                                             Stock        All Other
Position                 Year     Salary         Bonus       Awards(l)    Compensation
Charles B. Johnson       1995  $518,750      $  260,000                  $ 19,714(a)
 President, CEO          1994  $483,268      $  259,842                  $ 20,760(a)
                         1993  $425,572      $  216,535                  $ 21,006(a)

Rupert H. Johnson, Jr.,  1995  $466,875      $  226,000    $  338,997(b) $ 19,714(a)
 Executive Vice          1994  $431,500      $  225,600    $  338,394(c) $ 30,000(a)
 President               1993  $368,500      $  188,000    $  187,991(d) $ 27,435(a)

Harmon E. Burns,         1995  $466,875      $  225,200    $  337,811(b) $ 19,714(a)
Executive Vice           1994  $431,500      $  225,600    $  338,394(c) $ 20,760(a)
President                1993  $368,500      $  188,000    $  187,991(d) $ 21,006(a)

Martin L. Flanagan,      1995  $682,500      $  400,000    $  599,989(b) $ 19,714(a)
 Senior Vice President,  1994  $650,000      $  400,000    $  599,986(c) $122,753(k)
 Chief Financial         1993  $442,500      $5,171,280(f) $6,651,302(g) $844,760(h)
 Officer(e)

Charles E. Johnson,      1995  $549,375      $  400,000    $2,499,989(b) $ 22,500(a)
 Senior Vice President   1994  $351,164      $  280,000    $  419,983(c) $ 98,209(a),(i)
                         1993  $248,201      $  290,731(i) $  342,679(j) $ 21,006(a)



  (a) Represents Company contributions to the Company's combined Profit Sharing/401(k) defined contribution plan (the "Main Plan") for Messrs. C. B. Johnson, R. H. Johnson, Jr., H. E. Burns and for M. L. Flanagan for 1995. For Mr. C. E. Johnson, represents contributions to a profit sharing plan of a subsidiary (the "Subsidiary Plan") for 1995; a combination of a contribution to the Subsidiary Plan and the Main Plan for 1994; and a contribution to the Main Plan for 1993.

  (b) Represents shares of to-be-issued restricted stock of the Company granted as of October 1, 1995 by the Compensation Committee of the Board of Directors for the fiscal year ended September 30, 1995 in the following amounts: Mr. R. H. Johnson, Jr., 6,006; Mr. H. E. Burns, 5,985; Mr. M. L. Flanagan, 10,630; and Mr. C. E. Johnson, 10,630. Such shares vest in approximately equal one third (1/3) increments on September 30, 1996, September 30, 1997 and September 30, 1998. Such shares were granted at a grant price of $56.443, representing the average of the closing price of the Company's Common Stock on the NYSE on September 29, 1995 and the five (5) trading days before and after such date. For Mr. C. E. Johnson, also includes a grant of 50,000 shares of Company stock on March 22, 1995 at $38.00 per share.

  (c) Represents shares of restricted stock vested or vesting in approximately equal installments on each of October 1, 1995, October 1, 1996, and October 1, 1997, granted by the Compensation Committee of the Board of Directors of the Company as of September 30, 1994 in the following amounts: Mr. R. H. Johnson, Jr., 9,191; Mr. H. Burns, 9,191; Mr. M. Flanagan, 16,296; and Mr. C. E. Johnson, 11,407. Such shares were granted at a grant price of $36.818, representing the average of the closing price on the NYSE on September 30, 1994 and the five (5) trading days before and after such date.

  (d) Represents 4,166 shares of restricted stock granted to Messrs.
H. E. Burns and R. H. Johnson, Jr. vested or vesting in approximately equal installments on each of October 1, 1995, October 1, 1996, and October 1, 1997, granted on December 8, 1993 at a grant price of $45.125 per share, which was equal to the closing price of the Company's Common Stock on the NYSE on December 7, 1993 (the "1993 Price").

  (e) Includes compensation for Mr. Flanagan only since commencement of employment on November 1, 1992. Mr. Flanagan served as an officer and director of various subsidiary companies of the Company until his election as Senior Vice President of the Company on March 15, 1993.

  (f) Includes $4,800,000 paid under the Flanagan Agreement, $179,280 in a fiscal 1993 bonus payment, and an additional $192,000 paid under the Flanagan Agreement in November 1994.

  (g) Includes 144,724 shares of the Company's Common Stock issued to Mr. Flanagan in a transaction in which restricted shares of Templeton were converted into restricted shares of the Company's Common Stock at a value of $26.08 per share, which represented an agreed upon price which was equal to the fair market value of the Company's Common Stock at the time of such agreement. Original vesting dates for such shares were retained resulting in vesting of some of such shares within three
(3) years of the new issue date but five (5) years from the original grant date. At September 30, 1995, 84,677 of such shares had vested and 60,047 of such shares had not vested. Such unvested restricted shares had a then aggregate market value based upon the closing price on the NYSE of the Company's Common Stock on September 29, 1995 (the last trading day of the fiscal year) of $57.625 per share (the "1995 Price") (assuming no restrictions) of $4,879,512. The vesting schedule for the remaining shares is as follows for the year ending September 30, 1996, 41,638 shares; and for the year ending September 30, 1997, 18,409. Also includes 5,959 shares of restricted stock vested or vesting in installments of 1,987, 1,986, and 1,986 shares respectively on each of October 1, 1995, October 1, 1996 and October 1, 1997 granted on December 8, 1993, at the 1993 Price. Also includes 100,000 now vested restricted shares issued in connection with the Flanagan Agreement valued at $26.08 per share as more particularly described under "Employment Contracts" elsewhere herein.

  (h) Represents the sum of the following (i) forgiveness in March 1993 of a $100,000 loan made by Templeton prior to the Acquisition;
(ii) $500,000 in deferred cash compensation payable on January 1, 1997 based upon continued employment through that date and subject to increase or decrease based upon the investment performance of Templeton Growth Fund from January 1, 1992 to January 1, 1997; (iii) a $30,000 contribution to the Subsidiary Plan; and (iv) $214,760 paid to Mr. Flanagan to cash out certain options held by him for Templeton shares.

  (i) The bonus amount for fiscal 1993 for Mr. C. E. Johnson includes a commission of $164,567 for 1993. All other compensation for fiscal 1994 includes forgiveness of indebtedness of $68,209 representing a loan by the Company to Mr. C. E. Johnson in order to exercise Company stock options.

  (j) Represents 7,594 shares of restricted stock granted on December 8, 1993 at the 1993 Price and vested or vesting in approximately equal installments on each of October 1, 1995, October 1, 1996, and October 1, 1997.

  (k) Includes forgiveness during the fiscal year of a loan to Mr. Flanagan in the amount of $100,000 and a $22,753 contribution to the Main Plan.

  (l) Upon issuance, restricted shares have the same rights as other shares of the Company's Common Stock. Based upon the 1995 Price, the value of the restricted stock holdings of the persons listed in the Summary Compensation Table was as follows: Charles B. Johnson, $0; Rupert H. Johnson, Jr., $859,189; Harmon E. Burns, $857,979; Martin L. Flanagan, $4,927,687; and Charles E. Johnson, $1,342,432.




                           PERFORMANCE GRAPH

  The following performance graph compares the performance of an investment in the Company's Common Stock for the last five (5) fiscal years to that of the Standard & Poor's 500 Composite Stock Price Index and to the Standard and Poor's MidCap 400 Index. The graph assumes that the value of the investment in the Company's Common Stock, and each index was $100 on September 30, 1989 and that all dividends were reinvested. Many companies with principal lines of business that might be deemed to be in competition with the Company are not publicly traded. Although there are some publicly traded companies that have lines of business comparable to the Company, such lines of business are not generally the principal line of business for such companies and, therefore, a comparison of stock performance or a construction of a peer group index is not appropriate. Therefore, the Company has chosen the Standard and Poor's MidCap 400, an index of which it is part, as an index of issuers with similar market capitalization for comparative purposes.

                 Comparison of Five Year Cumulative Total Return
                Franklin Resources, Inc., S&P 500 and S&P MidCap

             Sep   Oct   Nov    Dec  Jan   Feb   Mar   Apr   May   Jun    Jul   Aug
FY90
Franklin
Resources:   $100   $90   $95   $113 $122  $129  $133  $141  $142  $133   $139  $145
S&P 500:     $100  $100  $106   $109 $114  $122  $125  $125  $131  $125   $130  $133
S&P MidCap:  $100   $97  $106   $112 $121  $132  $138  $138  $145  $137   $145  $151

FY91
Franklin
Resources:   $137  $172  $165   $214 $207  $194  $190  $192  $181  $188   $227  $239
S&P 500:     $131  $133  $128   $142 $140  $141  $139  $143  $143  $141   $147  $144
S&P MidCap:  $150  $156  $151   $169 $172  $174  $168  $166  $167  $163   $171  $167

FY92
Franklin
Resources:   $221  $248  $287   $267 $301  $282  $293  $266  $291  $301   $329  $348
S&P 500:     $146  $146  $151   $153 $154  $156  $160  $156  $160  $161   $160  $166
S&P MidCap:  $169  $173  $183   $189 $191  $189  $195  $190  $199  $200   $199  $207

FY93
Franklin
Resources:   $378  $367  $340   $352 $382  $341  $313  $292  $285  $286   $284  $304
S&P 500:     $165  $168  $166   $168 $174  $169  $162  $164  $167  $163   $168  $175
S&P MidCap:  $210  $210  $206   $215 $220  $217  $207  $209  $207  $200   $206  $217

FY94
Franklin
Resources:   $289  $316  $294   $276 $263  $300  $302  $313  $340  $347   $389  $428
S&P 500:     $171  $175  $168   $171 $175  $182  $187  $193  $200  $205   $212  $212
S&P MidCap:  $213  $215  $206   $208 $210  $221  $225  $229  $235  $244   $257  $262

FY95
Franklin
Resources:   $450
S&P 500:     $221
S&P MidCap:  $268

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Prior to the Acquisition, Templeton loaned Mr. Flanagan monies secured by a mortgage on Mr. Flanagan's then residence in Nassau, Bahamas. Such loan is still outstanding to a subsidiary of the Company and bears interest at the rate of 5.98%. The largest aggregate amount outstanding during the fiscal year was $516,432.

  The Company has generally followed a policy of making loans to employees for the purpose of exercising stock options. No loans were made to executive officers for purposes of exercising stock options during the fiscal year.

  During the fiscal year, loans were also outstanding to certain executive officers of the Company from Franklin Bank, a subsidiary of the Company. Such loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, certain executive officers were holders of credit cards issued by Franklin Bank upon substantially the same terms as those prevailing at the time for comparable cards issued to other Franklin Bank customers.

          PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors of the Company has appointed Coopers & Lybrand L.L.P. ("C&L") as independent certified public accountants to audit the books and accounts of the Company for its current fiscal year ending September 30, 1996. C&L has no direct or indirect financial interest in the Company. During the fiscal year ended September 30, 1995, the audit services provided by C&L consisted of the rendering of opinions on the financial statements of the Company and its subsidiaries. C&L also rendered opinions on the financial statements of open and closed-end investment companies managed and advised by subsidiaries of the Company. In addition, C&L provides tax consulting services for the Company and its management consulting division has been engaged as consultant to assist the Company in the conversion of certain of its shareholder services computer systems. The Board of Directors recommends ratification of their appointment. It is the intention of the persons named as proxy holders to vote for such ratification. The voting requirements for approval of this proposal are more particularly described under "Voting Securities" elsewhere herein. It is not expected that a representative of the accountants will be present at the Annual Meeting.


                         SHAREHOLDER PROPOSALS

  Any shareholder intending to present any proposal for consideration at the Company's next Annual Meeting must, in addition to meeting other applicable requirements, mail such proposal to the Company so that it is received at the Company's executive offices no later than August 30, 1996 and in such form as is required under the rules and regulations promulgated by the Securities and Exchange Commission.

                             OTHER MATTERS

  So far as the management of the Company is aware, only the aforementioned matters will be acted upon at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, it is intended that the accompanying proxy may be voted on such matters in accordance with the views of management.

IF YOU CANNOT PERSONALLY ATTEND THE MEETING, PROMPT EXECUTION AND
RETURN OF THE ENCLOSED PROXY IS REQUESTED. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.












                       FRANKLIN RESOURCES, INC.

                                 PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby constitute and appoint Charles B. Johnson, Harmon E. Burns, Deborah R. Gatzek and Leslie M. Kratter or any of them, the attorneys and proxies of the undersigned with full power of substitution and appointment, collectively and as individuals, to vote all the undersigned's shares of Common Stock of Franklin Resources, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 777 Mariners Island Blvd., San Mateo, California at 10:00 a.m., Pacific Standard Time, on January 25, 1996 and at any and all adjournments or postponements thereof, upon the matters set forth on the reverse side.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES SPECIFIED IN THE PROXY STATEMENT AND FOR ITEM 2. IF ANY OTHER MATTERS DO COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE, ACT AND CONSENT WITH RESPECT THERETO IN ACCORDANCE WITH THE VIEW OF MANAGEMENT.

       Continued and to be signed and dated on the reverse side.




1.  ELECTION OF DIRECTORS: FOR all nominees listed below.__
WITHHOLD AUTHORITY to vote for all nominees listed below.__
*EXCEPTIONS___

Nominees:  H. E. Burns; J. Grosvenor; F. W. Hellman  C. B.
Johnson; C. E. Johnson; R. H. Johnson, Jr.; H. Kline; P.
Sacerdote; L. Woodworth

*Exceptions _________________________________________________
INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided.

2. Ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending
September 30, 1996.
FOR__ AGAINST__ ABSTAIN__

3. In their discretion, the proxy holders are authorized to vote upon such other business which may come before the Meeting.

Change of Address Mark Here ___

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.


Note: Please sign exactly as your name appears on the proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.


Dated:____________________, 1996


_________________
Signature


_________________
Signature

Votes must be indicated (X) in Black or Blue Ink. ___